Consent of Independent Auditors

OUR Microlending, LLC:

We consent to the use of our reports included in the Offering Statement dated March 29, 2016 of OUR Microlending LLC (the “Offering Circular”)

Caballero, Fierman, Llerena & García LLP

Coral Gables, Florida

June 20, 2019